Exhibit 21.1

List of Subsidiaries of Corporación Inmobiliaria Vesta, S.A.B. de C.V.

Subsidiary	Jurisdiction of incorporation	Name under which the subsidiary does business
QVC, S. DE R.L. DE C.V.	Mexico	Vesta
QVC II, S. DE R.L. DE C.V.	Mexico	Vesta
VESTA BAJA CALIFORNIA, S. DE R.L. DE C.V.	Mexico	Vesta
VESTA BAJIO, S. DE R.L. DE C.V.	Mexico	Vesta
VESTA QUERÉTARO, S. DE R.L. DE C.V.	Mexico	Vesta
VESTA MANAGEMENT, S. DE R.L. DE C.V.	Mexico	Vesta
SERVICIOS DE ADMINISTRACIÓN Y MANTENIMIENTO VESTA, S. DE R.L. DE C.V.	Mexico	Vesta
WTN DESARROLLOS INMOBILIARIOS VESTA, S. DE R.L. DE C.V.	Mexico	Vesta
ENER VESTA, S. DE R.L. DE C.V.	Mexico	Vesta
VESTA DSP, S. DE R.L. DE C.V.	Mexico	Vesta
PROYECTOS AEROESPACIALES, S. DE R.L. DE C.V.	Mexico	Vesta